UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2014
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PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3980 Howard Hughes Parkway, Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (702) 541-7777
N/A
(Former name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (e)
On September 4, 2014, Pinnacle Entertainment, Inc. (the “Company”) entered into a Separation Agreement and General Release with Michelle Shriver, the Company’s Executive Vice President, Operations (the “Separation Agreement”) in connection with Ms. Shriver’s separation from the Company effective as of September 4, 2014 (the “Separation Date”). The Separation Agreement provides that Ms. Shriver’s separation will be treated as a termination by the Company without cause other than in connection with a change of control for all purposes under her employment agreement with the Company, except with respect to a covenant not to compete and certain other provisions. Under the Separation Agreement, Ms. Shriver shall be entitled to an aggregate cash severance payment equal to $1,329,300, of which $787,500 shall be payable in accordance with the Company's regular salary payment schedule through February 29, 2016 and $541,800 shall be paid in two equal annual installments on September 4, 2015 and September 4, 2016. Ms. Shriver shall be entitled to receive accrued salary, unpaid expenses and accrued benefits through the Separation Date. Ms. Shriver will also be entitled to receive health benefits coverage and disability insurance coverage until the earlier of (i) February 29, 2016 or (ii) the date she becomes eligible under other health benefits or disability insurance plans not maintained by the Company or any of its subsidiaries. In addition, Ms. Shriver shall be eligible to receive a pro-rated annual bonus for 2014, payable no later than March 15, 2015. On the Separation Date, 15,385 options to purchase shares of the Company’s common stock and 5,150 restricted stock units immediately vested. Ms. Shriver may exercise her vested stock options until September 4, 2015 and Ms. Shriver shall be issued 5,150 shares of common stock, based on the vesting of restricted stock units, on December 27, 2014. All unvested stock options, unvested restricted stock units, and unvested performance shares as of the Separation Date are cancelled and terminated. The Separation Agreement also includes customary waiver and release, non-competition, confidentiality and non-disparagement provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)
Date:	September 5, 2014	By:	/s/ Elliot D. Hoops
Elliot D. Hoops
Vice President and Legal Counsel